Exhibit 99.1

NEWS RELEASE	#16-08

CARBO® Announces Second Quarter 2016 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Ceramic proppant sales volumes increased as the quarter progressed.
•	Continued to significantly reduce cost base.
•	Positive trends in KRYPTOSPHERE® and SCALEGUARD® technologies.
•	Quarterly revenues of $20.7 million, with GAAP net loss of $20.3 million, or a loss of $0.88 per share.
•	GAAP net loss included $8.7 million, or $0.38 per share, of after-tax costs associated with slowing and idling production.

HOUSTON, TX (July 28, 2016) – CARBO Ceramics Inc. (NYSE: CRR) today reported a GAAP net loss of $20.3 million, or a loss of $0.88 per share, on revenues of $20.7 million for the quarter ended June 30, 2016.  The GAAP net loss includes $8.7 million, or $0.38 per share, of after-tax costs associated with slowing and idling production.

CEO Gary Kolstad commented, “The operating environment within the oil and gas industry remained extremely challenging in the second quarter of 2016.  The North American rig count declined 35% sequentially.  However, we believe the second quarter likely marked the bottom for activity levels as both oil and natural gas commodity prices and the North American rig count started to recover.  Sales volumes began to improve as the quarter progressed.  In addition, with the increasing commodity prices, we have received increasing customer inquiries about procuring ceramic proppant for completions in the second half of 2016.

“We remain committed to developing industry-leading fracture technologies that increase well production and estimated ultimate recovery (EUR).  As the industry recovers, we believe that E&P operators will be even more receptive to technology that lowers their cost per Barrel of Oil Equivalent (BOE).

“SCALEGUARD® and KRYPTOSPHERE® technologies continue to gain new clients.  SCALEGUARD, the industry’s most effective in-fracture, long-term scale prevention technology, is designed to improve the economic value of wells by both improving production and EUR, as well as lowering lease operating expense (LOE).  KRYPTOSPHERE, the industry’s most durable and highest conductivity proppant, is designed to improve production and EUR in the industry’s most challenging, high stress well completions.  We are pleased that another major E&P operator will utilize KRYPTOSPHERE HD in the prolific, but challenging, Lower Tertiary play in the Gulf of Mexico.

“Some analysts have pointed out that productivity gains (production/rig) are leveling off in the U.S.  Some of this is likely due to the drilling of the better prospects first, and also the leveling off of rig efficiency gains.  There are still opportunities to change this trend with technology.  The fact remains that over 50% of the wells drilled in the Lower 48 will see stresses that crush the best white sand.  Often, the best engineered approach to maximizing EUR will not be to just pump higher volumes of sand, but rather design the fracs with a durable, high conductivity proppant that lasts the life of the well.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics Second Quarter 2016 Earnings Release

July 28, 2016

“We significantly lowered our cost base in the quarter, and we remain focused on cost reductions and cash preservation.  We were able to renegotiate contracts associated with some of our leased railcars and also reduced SG&A expenses sequentially.  As announced in May, we bolstered our cash reserves through a $25 million placement of subordinated notes on attractive terms.  Maintaining financial flexibility remains essential,” Mr. Kolstad said.

Second Quarter 2016 Results

Revenues for the second quarter of 2016 decreased 72%, or $52.6 million, compared to the same period in 2015.  The decrease was primarily attributable to a 53% reduction in the average North American rig count, which resulted in a decrease in proppant sales volumes (as specified in the Proppant Sales Volumes table below), associated reductions in the average proppant selling prices, and a move to lowest-cost completions.

Operating loss for the second quarter of 2016 was $30.0 million as compared to $24.9 million in the same period in 2015, primarily due to the revenue decline explained above, and was partially offset by cost cutting measures implemented beginning in early 2015.

Net loss for the second quarter of 2016 was $20.3 million, compared to $17.0 million in the same period in 2015.

Proppant Sales Volumes (in million lbs)	Three Months Ended
	June 30,
	2016	2015
Ceramic	71	190
Northern White Sand	41	258
Total	112	448

Technology and Business Highlights

•

The second field trial with QUANTUM™, a proprietary Propped Reservoir Volume™ (PRV™) imaging service, was completed in the Marcellus basin.  The test was conducted for an active, independent operator and utilized iON™ detectable proppant to visualize the location of the propped length and height on each perf cluster within each frac stage.  Once the analysis is complete, the iON detectable proppant will provide information for the operator to improve decision-making in well spacing and stimulation design.  Several more field trials are planned in the second half of 2016.  QUANTUM has the potential to unlock tremendous value for E&Ps to develop their resource plays more economically.

•

Two ultra-deep wells previously completed in the Lower Tertiary with KRYPTOSPHERE SCALEGUARD have been on production for several months.  Water production samples verify the scale inhibitor residual levels are as engineered.  The SCALEGUARD treatments were engineered to treat millions of barrels of water on the deep subsea wells.  Combining KRYPTOSPHERE and KRYPTOSPHERE SCALEGUARD has become the standard completion design for the operator of these wells.

•

SCALEGUARD proppant-delivered, scale-inhibiting technology continues to gain market acceptance.  This Production Assurance technology was used by several new clients in the Permian, Bakken and Uinta basins during the quarter.  To date, SCALEGUARD has alleviated long-term scaling issues on hundreds of applications with several wells now experiencing over two years of scale-free production.

•

A recently completed StrataGen® analysis of several deep Utica wells drilled from the same pad indicates that completion and frac designs utilizing CARBOECONOPROP® have a 36% higher return on investment and will

CARBO Ceramics Second Quarter 2016 Earnings Release

July 28, 2016

generate almost 50% more value after one year of production compared to completions incorporating resin-coated sand.
•

Following the introduction of FUSION® in the Gulf of Mexico during the first half of 2016, numerous jobs have been engineered and are scheduled to be completed in the third quarter of 2016.  FUSION is a proppant pack consolidation technology which creates a bonded proppant pack without closure stress.  FUSION provides long-term well integrity for production and injector wells, which has not been possible before in certain reservoir and production conditions.  The integrity of the proppant pack can also be verified for the life of the well.

•

CARBONRT® continues to provide an understanding of near-wellbore proppant placement in various applications.  This technology was recently utilized in a vertical completion in Russia to successfully measure propped fracture height growth to develop a better understanding of the stress layers and bounding zones in the formation.

•

CARBONRT enabled a Middle East client to enhance completion effectiveness by providing insight on achieving zonal isolation when using diverting agents. The information gathered from multiple wells with varying diverter systems, in conjunction with the measurement of proppant placement and FRACTUREVISION™ evaluation services, led the operator to optimize the stimulation program in that particular field.

•

CARBONRT GP proppant was successfully deployed in two open-hole gravel pack installations in offshore Trinidad and Tobago.  The inert traceable detection technology provided critical information to the operator on whether channels or voids were present in the gravel pack, as well as the location of the top of gravel.  The proprietary method was developed to evaluate pack quality and became a key factor in determining the success of the gravel pack operation.

•	Announced at-the-market equity offering program of up to $75 million.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “We are becoming more optimistic on the industry operating environment, given recent oil and natural gas commodity price levels.  Communications with our clients lead us to believe third quarter 2016 ceramic proppant sales will increase from second quarter 2016 levels.  In addition, the third quarter typically sees an increase in industry activity due to coming out of Canadian spring breakup and fewer weather-associated issues in the northern regions. We anticipate an environment where E&P operators gradually step back in to using more durable, high conductivity proppants, likely concentrated on tail-in applications.

“On the technology front, KRYPTOSPHERE and SCALEGUARD continue to see acceptance in this challenging market.  We now have wells using SCALEGUARD producing scale-free for over two years.  We also believe there is untapped value residing in other areas of our technology suite.  We continue to explore ways to accelerate the value of these technologies.

“Efforts to reduce our cost base continue, including the reduction of our railcar lease expense and SG&A costs.  In addition, higher natural gas commodity prices provide a cash benefit relating to our excess natural gas commitments as these contracts are net settled.  As a result of these cost reduction efforts, coupled with our efforts to further lower inventory levels, we anticipate our quarterly cash burn to improve next quarter.

“We are looking forward to the second half of 2016 which should see improved overall industry activity levels due to the improvement in the commodity price environment from the first quarter of 2016.  We will continue our focus on deriving additional value from our technology platforms and strengthening our balance sheet to afford us financial flexibility to capitalize on opportunities during the next up cycle,” Mr. Kolstad concluded.

CARBO Ceramics Second Quarter 2016 Earnings Release

July 28, 2016

Conference Call

As previously announced, a conference call to discuss CARBO’s second quarter 2016 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10089017

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through August 4, 2016 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10089017.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO® focuses on integrating technologies to produce engineered solutions in its Design, Build, and Optimize the Frac® technology businesses, delivering important value to E&P operators by increasing well production and EUR.

For more information, please visit www.carboceramics.com.

CARBO Ceramics Second Quarter 2016 Earnings Release

July 28, 2016

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2015, our Form 10-Q for the fiscal quarter ended June 30, 2016, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

-tables follow -

CARBO Ceramics Second Quarter 2016 Earnings Release

July 28, 2016

	Three Months Ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands except per share)		(In thousands except per share)
Revenues	$20,651	$73,252	$53,753	$146,999
Cost of sales	40,663	83,554	97,406	183,299
Gross loss	(20,012)	(10,302)	(43,653)	(36,300)
SG&A expenses	10,034	14,746	21,509	31,292
(Gain) loss on disposal or impairment of assets	(23)	(131)	925	(163)
Operating loss	(30,023)	(24,917)	(66,087)	(67,429)
Other expense, net	(1,615)	(4)	(2,336)	(136)
Loss before income taxes	(31,638)	(24,921)	(68,423)	(67,565)
Income tax benefit	(11,342)	(7,917)	(23,443)	(21,959)
Net loss	$(20,296)	$(17,004)	$(44,980)	$(45,606)
Loss per share:
Basic	$(0.88)	$(0.74)	$(1.95)	$(1.98)
Diluted	$(0.88)	$(0.74)	$(1.95)	$(1.98)
Average shares outstanding:
Basic	23,109	22,999	23,086	22,987
Diluted	23,109	22,999	23,086	22,987
Depreciation and amortization	$12,157	$14,012	$24,448	$27,006

CARBO Ceramics Second Quarter 2016 Earnings Release

July 28, 2016

Supplemental Income Statement

(Break-out of other production costs and miscellaneous charges)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Revenues	$20,651	$73,252	$53,753	$146,999
Cost of sales	28,489	72,130	68,610	141,900
Slowing and idling production	13,515	11,208	23,222	19,629
(Gain) loss on derivative instruments	(824)	58	(597)	12,605
Other (gains) charges	(517)	158	6,171	9,165
Gross loss	(20,012)	(10,302)	(43,653)	(36,300)
SG&A expenses	10,251	14,586	21,270	29,812
(Gain) loss on disposal or impairment of assets	(23)	(131)	925	(163)
Other (gains) charges	(217)	160	239	1,480
Operating loss	(30,023)	(24,917)	(66,087)	(67,429)
Other expense, net	(1,615)	(4)	(2,336)	(136)
Loss before income taxes	(31,638)	(24,921)	(68,423)	(67,565)
Income tax benefit	(11,342)	(7,917)	(23,443)	(21,959)
Net loss	$(20,296)	$(17,004)	$(44,980)	$(45,606)

Summary of Other Production Costs and Miscellaneous (Gains) Charges

Other Production Costs	Three Months Ended
(In thousands)	June 30,
	2016	2015
Slowing and idling production	$13,515	$11,208
Tax effect	(4,838)	(3,923)
After-tax Total	$8,677	$7,285

Miscellaneous (Gains) Charges - Cost of Sales	Three Months Ended
(In thousands)	June 30,
	2016	2015
(Gain) loss on derivative instruments	$(824)	$58
Other (gains) charges	(517)	158
Tax effect	480	(21)
After-tax Total	$(861)	$195

CARBO Ceramics Second Quarter 2016 Earnings Release

July 28, 2016

Balance Sheet Information

	June 30,	December 31,
	2016	2015
	(in thousands)
Assets
Cash and cash equivalents	$80,723	$78,866
Deferred income taxes	—	49,495
Other current assets	130,621	156,916
Property, plant and equipment, net	517,159	537,731
Goodwill	3,500	3,500
Intangible and other assets, net	10,675	9,861
Total assets	$742,678	$836,369
Liabilities and Shareholders’ Equity
Long-term debt, current	$12,566	$33,000
Derivative instruments (current)	4,014	6,240
Other current liabilities	17,506	31,050
Deferred income taxes	28,428	63,858
Other long-term liabilities	77,333	59,915
Shareholders’ equity	602,831	642,306
Total liabilities and shareholders’ equity	$742,678	$836,369

Contact:

Mark Thomas, Director, Investor Relations

(281) 921-6458